Exhibit 99(h)(4)

EXPENSE LIMITATION AGREEMENT

Harvest Volatility Edge Trust

This Expense Limitation Agreement (this “Agreement”) is made as of December 11, 2018, by and between Harvest Volatility Edge Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A, as may be amended from time to time (each, a “Fund,” and, collectively, the “Funds”), and Harvest Volatility Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue separate series, the Funds, each of which has been established and designated by resolution of the Board of Trustees of the Trust (the “Board”); and

WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser has been appointed the investment adviser to each Fund pursuant to an investment advisory agreement between the Trust, on behalf of the Funds, and the Adviser dated as of December 7, 2017, as may be amended from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Trust, on its own behalf and on behalf of the Funds, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

1.	Expense Limit. With respect to the Funds (and classes of shares thereof), the Adviser hereby agrees, subject to Section 2 hereof, to waive, reduce, or reimburse the fees payable to the Adviser under the Investment Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (exclusive of any Rule 12b-1 fees, acquired fund fees and expenses, taxes, interest, transaction costs and brokerage commissions, expenses incurred in connection with any merger or reorganization, litigation, and extraordinary expenses) (“Operating Expenses”) of each Fund (and classes of shares thereof) to an annual rate (as a percentage of the average daily net assets of the Fund or classes of shares thereof) as set forth on Schedule A (“Expense Limit”).

2.	Recoupment. If on any day or month, the estimated annualized Operating Expenses of a Fund (or class or classes of shares thereof) as of that day or month are less than the applicable Expense Limit as of that day or month, the Adviser shall be entitled to recoupment of the previously waived or reduced fees, reimbursed expenses, and additional payments pursuant to Section 1 hereof from the Fund (or such class or classes of shares thereof) for three years from the date of the waiver, reduction, reimbursement, or additional payment. Any such recoupment shall be subject to the Expense Limit in effect at the time of the waiver, reduction, reimbursement, or additional payment and at the time of the recoupment, if any. The terms, conditions, and rights of this section shall survive any termination of this Agreement.

3.	Multiple Classes. Any amount of fees or expenses waived, reimbursed, or otherwise paid pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Funds in accordance with the terms of the Funds’ multiple class plan pursuant to Rule 18f-3 under the 1940 Act and in manner consistent with that Rule.

4.	Term. Schedule A attached hereto sets forth the effective date and term of this Agreement with respect to each Fund (and classes of shares thereof).

5.	Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of one or more of the Funds (or class of shares thereof), upon sixty days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser with respect to a Fund (or class of shares thereof), prior to the applicable expiration date as set forth on Schedule A, without the consent of the Board. This Agreement, as it relates to a Fund, will terminate automatically if the Investment Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6.	Other Duties. Nothing contained herein shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which a party is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

7.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of Delaware or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

8.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9.	Third-Party Beneficiaries. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of shares of any Fund. The terms of this Agreement may be enforced solely by a party to this Agreement. In addition, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds.

10.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

Harvest Volatility Management, LLC

By:	/s/ Richard L. Selvala, Jr.
Name:	Richard L. Selvala, Jr.
Title:	Managing Member

Harvest Volatility Edge Trust

By:	/s/ Curtis F. Brockelman, Jr.
Name:	Curtis F. Brockelman, Jr.
Title:	President

Schedule A

to the

Expense Limitation Agreement between

Harvest Volatility Management, LLC and

Harvest Volatility Edge Trust

Dated: December 11, 2018

Fund	Share Class	Expense Limit*	Effective Date	Expiration Date
Harvest Edge Absolute Fund	Investor	0.95%	March 2, 2019	March 1, 2020
	Institutional	0.95%	March 2, 2019	March 1, 2020
Harvest Edge Equity Fund	Investor	0.90%	March 2, 2019	March 1, 2020
	Institutional	0.90%	March 2, 2019	March 1, 2020
Harvest Edge Bond Fund	Investor	0.60%	March 2, 2019	March 1, 2020
	Institutional	0.60%	March 2, 2019	March 1, 2020
*	The expense limit relates to the percentage as an annual percentage of average daily net assets of the Fund (or class of shares thereof).

5